Exhibit 99.1

Cheetah Net Supply Chain Service Inc. Announces Second Quarter 2024 Results and Provides Corporate Update

CHARLOTTE, N.C., Aug. 13, 2024 (GLOBE NEWSWIRE) – Cheetah Net Supply Chain Service Inc. (“Cheetah” or “the Company”) (Nasdaq CM: CTNT), a provider of warehousing and logistics services and a seller of parallel-import vehicles sourced from the U.S. market and sold into the People’s Republic of China (the “PRC”), today reported results for the quarter ended June 30, 2024 and provided a corporate update.

Recent Highlights

•	Challenging market conditions in the PRC, first reported with respect to the Company’s financial performance during the second half of 2023, have continued into 2024. The Company’s three- and six- month financial results were impacted by these unfavorable market conditions, resulting in a significant decline in revenue. Adverse market conditions continue to severely depress or eliminate the margin between U.S. retail prices of select luxury car models and their wholesale prices in the parallel-vehicle market.
•	The Company sold one vehicle during the second quarter of 2024, compared with 93 vehicles for the same period in 2023. The vehicle sales revenue for the second quarter of 2024 amounted to $0.2 million compared with $12.2 million for the same period in 2023. The decline in revenue resulted in a net loss of $0.6 million during the second quarter of 2024 compared with income of $0.2 million during the second quarter of 2023.
•	The Company is moving beyond the parallel-import vehicle business with the goal of becoming an integrated provider of international trade services and financing for small- and medium-sized traders. The Company generated more than $70,000 in warehousing and logistics revenue from non-vehicle-related wholesalers during the second quarter of 2024 following the acquisition of Edward Transit Express Group Inc. in February 2024.
•	In June 2024, the Company announced its planned headquarters move from Charlotte, NC to Irvine, CA to be closer to the important Southern California market, take advantage of well-developed infrastructure and logistics networks that already exist in the region, capitalize on the area’s large consumer presence, and gain access to California’s skilled labor force.

Tony Liu, Cheetah’s Chairman and CEO commented, “The parallel-vehicle import market has continued to be significantly affected by the adverse market conditions resulting from significant price discounting by luxury import brands, and a shift in consumer interest to domestic EVs. In response, we are accelerating our efforts to grow our logistics and warehouse operations. Beginning in the second quarter, we are increasing our marketing staff to seek out new business opportunities and help concentrate our efforts on international trade flows between the PRC and U.S. markets. In addition, we recently announced our planned headquarters move from Charlotte, NC to Irvine, CA, which we believe will help intensify management focus on our logistics and warehouse business given its proximity to the important ports of Los Angeles and Long Beach. While we believe that tangible results of these efforts may not be apparent for several quarters, we have confidence that we are positioning the Company for substantial future growth in this business.”

Second Quarter 2024 Financial Results

Revenues for the quarter were $0.3 million, compared with $12.2 million for the same quarter last year. This substantial decrease is primarily due to the significant decline in the Company’s parallel-import vehicle business. Revenue from this business segment dropped by approximately $12.0 million, or 98.4%.

Total cost of revenue from parallel-import vehicles sold decreased by approximately $10.8 million, or 98.0%, from $11.0 million in the second quarter of 2023 to $0.2 million in 2024. The Company’s cost of revenue from parallel-import vehicles sold amounted to 107.8% and 89.8%, respectively, of its parallel-import vehicle revenue. The decrease in total cost of parallel-import vehicles sold reflected in large part the reduction in the number of vehicles sold.

The Company reported total revenue of approximately $0.1 million generated from logistics and warehousing services during the second quarter of 2024, representing about 31.8% of its total revenues. This includes more than $70,000 derived from non-vehicle-related services. Ocean freight expenses directly related to the warehousing and services segment amounted to approximately $45,000.

Cheetah Net Supply Chain Service Inc.

(704) 826-7280 ·6201 Fairview Rd. Ste 225, Charlotte, NC, 28210

Selling expenses decreased significantly to approximately $20,000, representing 6.6% of the Company’s total revenues, a $0.1 million decline from the second quarter of 2023. The decrease in selling expenses can be attributed primarily to the contraction in vehicle sales volume.

Net loss was $0.6 million, compared with net income of $0.2 million, for the same period last year.

Six Months 2024 Financial Results

Revenues for the first half of 2024 were $1.8 million compared with $22.4 million for the same period last year. This significant decrease was primarily due to a continued decline in the Company’s parallel-import vehicle business. During the first half of 2024, the Company sold 14 vehicles, compared with 175 for the same period last year.

Total cost of revenue from parallel-import vehicles sold was $1.6 million compared with $20.0 million for the same period last year, a decline of 91.7% attributed to the lower volume of parallel-import vehicles sold. For the six months ended June 30, 2024 and 2023, total cost as a percentage of revenue was 101.5% and 89.3%, respectively.

The Company reported total revenue of approximately $0.2 million generated from logistics and warehousing services during the first half of 2024, representing about 9.5% of the total revenues. This includes approximately $0.1 million derived from non-vehicle-related services. Ocean freight expenses directly related to the warehousing and services segment amounted to approximately $90,000.

Selling expenses were $0.1 million, a decrease of 76.6%, compared with $0.4 million from the same period last year. This decrease was the result of the contraction in vehicle sales volume that naturally led to a reduction in associated selling activities, reflecting current market demand dynamics.

Net loss was $1.2 million, compared with net income of $0.05 million, for the same period last year.

Liquidity and Cash Flow

The Company reported cash of $6.3 million as of June 30, 2024. The Company’s working capital amounted to approximately $12.4 million, consisting of $13.6 million of current assets less $1.2 million of current liabilities, of which $0.8 million represents loans payable, current portion of long-term debt, and operating lease liabilities. The Company’s working capital cushion is supported by its financing activities and its ability to borrow under its existing credit facilities.

The Company is working to further improve its liquidity and capital sources primarily by generating cash from operations, debt financing, and, if needed, financial support from its principal stockholder. If necessary to fully implement its business plan and sustain continued growth, the Company may seek additional equity financing from outside investors. Based on the current operating plan, management believes that the aforementioned measures collectively will provide sufficient liquidity to meet the Company’s future liquidity and capital requirements for at least 12 months from the issuance date of its consolidated financial statements.

Forward-Looking Statements

This press release contains certain forward-looking statements, including statements that are predictive in nature. Forward-looking statements are based on the Company’s current expectations and assumptions. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. These statements may be identified by the use of forward-looking expressions, including, but not limited to, “anticipate,” “believe,” “continue,” “estimate,” “expect,” “future,” “intend,” “may,” “outlook,” “plan,” “potential,” “predict,” “project,” “should,” “will,” “would,” and similar expressions that predict or indicate future events or trends or that are not statements of historical matters, but the absence of these words does not mean that a statement is not forward-looking. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. Important factors that could cause actual results to differ materially from those in the forward-looking statements are set forth in the Company’s filings with the U.S. Securities and Exchange Commission, including its registration statement on Form S-1, as amended, under the caption “Risk Factors.”

Cheetah Net Supply Chain Service Inc.

(704) 826-7280 ·6201 Fairview Rd. Ste 225, Charlotte, NC, 28210

For more information, please contact:

Cheetah Net Supply Chain Service Inc.

Investor Relations

(704) 826-7280
ir@cheetah-net.com

Cheetah Net Supply Chain Service Inc.

(704) 826-7280 ·6201 Fairview Rd. Ste 225, Charlotte, NC, 28210

CHEETAH NET SUPPLY CHAIN SERVICE INC.

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
REVENUES
Parallel-import Vehicles	$200,297	12,223,026	$1,631,248	22,437,468
Logistics and Warehousing	93,563	—	170,397	—
Total Revenues	293,860	12,223,026	1,801,645	22,437,468

COST OF REVENUES
Cost of vehicles	200,297	10,319,991	1,515,270	18,824,494
Fulfillment expenses	15,537	650,666	140,798	1,217,548
Ocean freight service cost	45,598	—	88,098	—
Total cost of revenues	261,432	10,970,657	1,744,166	20,042,042

GROSS PROFIT	32,428	1,252,369	57,479	2,395,426

OPERATING EXPENSES
Selling expenses	19,422	141,340	98,262	419,123
General and administrative expenses	865,354	565,400	1,632,996	1,146,470
Total operating expenses	884,776	706,740	1,731,258	1,565,593

(LOSS) INCOME FROM OPERATIONS	(852,348)	545,629	(1,673,779)	829,833

OTHER (EXPENSE) INCOME
Interest expense, net	(36,200)	(334,855)	(98,965)	(771,914)
Other income, net	28,393	1,968	57,945	3,902
Total other expense, net	(7,807)	(332,887)	(41,020)	(768,012)

(LOSS) INCOME BEFORE PROVISION FOR INCOME TAXES	(860,155)	212,742	(1,714,799)	61,821

Income tax (benefit) provision	(247,275)	56,997	(492,989)	14,009

NET (LOSS) INCOME	$(612,880)	$155,745	$(1,221,810)	$47,812

(Loss) Earnings per share - basic and diluted	$(0.03)	$0.01	$(0.05)	$0.00
Weighted average shares - basic and diluted	22,375,996	16,666,000	22,375,996	16,666,000

Cheetah Net Supply Chain Service Inc.

(704) 826-7280 ·6201 Fairview Rd. Ste 225, Charlotte, NC, 28210

CHEETAH NET SUPPLY CHAIN SERVICE INC.

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET DATA

	June 30,	December 31,
	2024	2023
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$6,292,901	$432,998
Accounts receivable	5,128,119	6,494,695
Inventories	—	1,515,270
TOTAL CURRENT ASSETS	13,621,717	9,820,537
TOTAL ASSETS	$16,275,899	$10,059,265

TOTAL CURRENT LIABILITIES	1,240,967	2,358,791

TOTAL LIABILITIES	2,462,086	3,154,637

TOTAL STOCKHOLDERS’ EQUITY	13,813,813	6,904,628

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$16,275,899	$10,059,265

CHEETAH NET SUPPLY CHAIN SERVICE INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Six Months Ended
	June 30,
	2024	2023
Cash flows from operating activities:
Net (loss) income	$(1,221,810)	$47,812
Net cash provided by operating activities	827,980	4,145,363

Cash flows from investing activities:
Net cash used in investing activities	(912,617)	—

Cash flows from financing activities:
Net cash provided by (used in) financing activities	5,944,540	(3,611,618)

Net increase in cash	5,859,903	533,745
Cash, beginning of the period	432,998	58,381
Cash, end of the period	$6,292,901	$592,126

Cheetah Net Supply Chain Service Inc.

(704) 826-7280 ·6201 Fairview Rd. Ste 225, Charlotte, NC, 28210